Exhibit 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 t Fort Lee t NJ 07024
P.O. Box 436402t San Diego t CA t 92143-9402
619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of March 27, 2012, on the audited financial statements of Mondial Ventures, Inc. as of December 31, 2011 and 2010 and for the years then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CP
______________________
Stan J.H. Lee, CPA
March 27, 2012
Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board
Registered with Canadian Public Accountability Board
Member of New Jersey Society of Certified Public Accountants